Exhibit 8.1

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Re: U.S. Federal Income Tax Consequences of Domestication

To the addressees set forth above,

We have acted as special United States tax counsel to Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), in connection with the Registration Statement of Supernova initially filed on November 2, 2021 (Registration No. 333-260692) (the “Registration Statement”), and the Agreement and Plan of Merger, dated as of October 6, 2021, by and among Supernova, Supernova Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Supernova Romeo Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”) and Rigetti Holdings, Inc., a Delaware corporation (“Rigetti”) (such Agreement, the “Merger Agreement”) pursuant to which (i) First Merger Sub will merge with and into Rigetti, with Rigetti surviving, and immediately thereafter, and as part of an integrated transaction, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub surviving (the “Mergers”), and (ii) as a condition to the effectiveness of the Mergers, Supernova will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating as a Delaware corporation pursuant to Section 388 of the Delaware General Corporation Law (the “Domestication”). This opinion is being delivered in connection with the Registration Statement.

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Officer’s Certificate of Supernova, dated as of today delivered to us for purposes of this opinion (the “Officer’s Certificate”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Officer’s Certificate is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Officer’s Certificate or any of the other foregoing documents.

January 28, 2022

For purposes of our opinion, we have assumed, with your permission, that (i) the Domestication described in the Registration Statement will be consummated in the manner described in the Registration Statement and the Merger Agreement (ii) the statements concerning such transactions set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct, (iii) the representations made by Supernova pursuant to the Officer’s Certificate are true, complete and correct and will remain true, complete and correct at all times and (iv) any representations made in the Merger Agreement or the Officer’s Certificate “to the knowledge of” or based on the “belief of” Supernova, or otherwise similarly qualified as being true in all material respects, are true, complete and correct in all respects and will remain true, complete and correct at all times, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Supernova referred to above, which we have assumed will be true at all times.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, it is our opinion that the Domestication will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is being delivered prior to the consummation of the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.

January 28, 2022

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP